Exhibit 99.1

Total System Services, Inc.

1600 First Ave.	+1.706.649.2307
P.O. Box 2567	+1.706.649.5740
Columbus, GA 31902-2567	www.tsys.com

For immediate release.

Contacts:

James B. Lipham Chief Financial Officer +1.706.649.2262	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Reports Results for First Quarter 2008

Columbus, Ga., April 28, 2008 — TSYS today announced first quarter of 2008 total revenues of $462 million, operating income of $87 million, net income of $57 million, and basic earnings per share of $0.29 on a generally accepted accounting principles (GAAP) basis. Included in operating expenses in the quarter were $6.9 million of non-recurring spin-related expenses, or approximately $0.02 per share. Excluding these one-time items related to the spin-off of TSYS by its former parent, Synovus Financial Corp., on December 31, 2007, non-GAAP earnings per share for the quarter were $0.31.

First Quarter Financial Highlights

•	Total revenues increased 8% over the same period in 2007. Excluding revenues associated with deconverted portfolios, pro forma total revenues increased 14% over the same period in 2007.
•	Revenues from the international-based support services segment grew 28% over 2007’s first quarter.
•

Operating income on a GAAP basis increased 1% over the first quarter of 2007. On a non-GAAP basis, excluding the $6.9 million of non-recurring spin-related expenses, operating income increased 9% over the first quarter of 2007.

•

First quarter operating income margins were 24% of revenues before reimbursables and 19% of total revenues on a GAAP basis. On a non-GAAP basis, excluding the $6.9 million of non-recurring spin-related expenses, operating income margins were 26% of revenues before reimbursables and 20% of total revenues. In the first quarter of 2007, operating income margins were 25% and 20% of revenues before reimbursables and total revenues, respectively.

•

Net income on a GAAP basis decreased 1% compared to the first quarter of 2007. On a non-GAAP basis, excluding the $5 million after-tax impact of non-recurring spin-related expenses, net income increased 8% over 2007.

•

GAAP basic earnings per share were $0.29. Adjusted for the $0.02 per share of non-recurring spin-related expenses, non-GAAP earnings per share were $0.31, a 7% increase over the first three months of 2007.

•	The company used approximately $11 million to repurchase 500,000 shares of its common stock in the open market.

“Our outstanding first quarter results as a fully independent, publicly traded company reflect our commitment to our core processing business and our global market strategy. We continue to benefit from the secular trend of increased usage of electronic payments and transactions over the use of cash and checks. Our operating margins remain steady and our organic revenue growth of 11% continues to support our business model of providing our services faster, cheaper and better than our competitors. Our non-operating income is down due to the payment of the $600 million special cash dividend at the end of last year in connection with the spin-off,” said Philip W. Tomlinson, chairman of the board and chief executive officer of TSYS.

“We are on track to achieve our previously announced guidance to grow both total revenues and net income in 2008 over 2007 in the range of 7% to 9%, and to grow our operating income in the double digit range of 12% to 14%. With our strong and stable cash flow, we expect to bring the bottom line growth right along with the operating income growth,” said Tomlinson.

This press release includes pro forma financial information that is not in accordance with GAAP. A reconciliation of non-GAAP to GAAP measures is included in this press release in the form of tables that should be read in conjunction with this pro forma information.

Recent Highlights

•

TSYS announced the renewal of a long-term agreement with Target Corporation, the operator of Target and SuperTarget stores, to service its REDcard portfolio. The multi-year agreement will include systems processing for Target® Visa® Credit Card, Target Credit CardSM, Target Check CardSM and the Target Business Card®. Target began working with TSYS in 2000 for the launch of its Visa product. TSYS began supporting the Target Credit CardSM portfolio in 2005.

•

TSYS completed a contract to provide Standard Bank of South Africa card issuing, merchant acquiring and related payment services for the multiple countries across Africa in which Standard Bank operates. The South African-based financial services company has a global presence, operating in 18 countries in Africa and 20 on other continents, including the key financial centers of Europe, the Americas and Asia.

•

TSYS announced the launch of ingenuity in action: n>genSM, a new business paradigm that makes it easy for TSYS clients to efficiently and thoroughly manage all their complex payments-related business needs with point-and-click ease. n>gen is not a new platform and use of n>gen will not require conversion to a new platform — it adds a new level of business intelligence made available through analytical-based services, giving institutions a “total” view of their portfolios to make actionable, well-informed decisions on growth opportunities and overall risk.

•	Rod Boyer, a 21-year veteran of the payments and technology industries, was recently named president of TSYS Loyalty.

•

TSYS Loyalty announced the development of an innovative product that calculates points and rewards for customers who subscribe to multiple products with a single financial institution, including direct deposit, credit, mortgage, insurance and Certificate of Deposit accounts. TSYS Enterprise RewardsSM (patent pending) also supports a Web interface, which allows the subscriber to manage their total relationship with a single access point.

•

TSYS Healthcare successfully launched the industry’s most advanced benefits payments system. Fringe Benefits Management Company, the first third-party administrator to use this innovative solution, offers its subscribers the ability to pay from multiple healthcare tax-advantaged accounts, credit accounts and cash accounts through a single card.

Projected Outlook for 2008

TSYS' expects its 2008 net income to increase between 7-9%, as compared to 2007, based on the following assumptions:

1.

Expenses associated with the spin-off, net of tax, will be $10 million. In 2008, expenses associated with the spin-off are classified under GAAP as operating expenses and income taxes. These estimates are subject to change as operating expenses include estimates of services being provided on an ongoing basis during the transition period after the spin-off. These items are summarized as follows with a comparison to 2007 for the sake of clarity,

	2008E	2007
Conversion of Synovus stock options to TSYS stock options	$7	6

Other operating expenses	9	8
Total operating expenses	$16	14

Tax impact*	(6)	(2)
Other operating expenses, net of tax impact	$10	12

Income taxes related to deconsolidation	-	11
Total	$10	23

*

Certain expenses in a re-organization, such as the spin-off, are not deductible for tax purposes. A majority of the expenses in 2007 are not deductible. A smaller amount of non-deductible expenses is expected in 2008.

2.	There will be no significant movements in LIBOR. TSYS’ guidance does not include any significant draws on its $252 million revolving credit facility.
3.

Estimated total revenues will increase 7% to 9% in 2008. Excluding the revenues associated with deconverted portfolios and reimbursable items, estimated pro forma total revenues will increase in the range of 12% to 14% over 2007 levels.

4.	Anticipated growth levels in employment, equipment and other expenses, which are included in 2008 estimates, will be accomplished.
5.	There will be no significant movement in foreign currency exchange rates related to TSYS’ business.
6.

TSYS will not incur significant expenses associated with the conversion of new large clients or acquisitions, or any significant impairment of goodwill or other intangibles, and there will be no significant portfolio deconversions.

            Presentation of revenues and earnings excluding the spin-related costs, revenues associated with deconverted portfolios, and reimbursable items are non-GAAP financial measures. The following table is a reconciliation of the range of changes from 2007 to 2008, comparing non-GAAP financial measures to GAAP financial measures for 2007 and estimated financial measures for 2008.

(Amounts in millions of dollars; certain amounts have been adjusted due to rounding)	Range of Guidance ($ in millions)
	2008 Forecast	2007 Actual	08 vs. 07 Percent Change
TOTAL REVENUES	$1,928 to $1,964	$1,806	7% to 9%
Less: reimbursable items	($391 to $399)	($378)
Revenues excluding reimbursable items	$1,537 to $1,565	$1,428	8% to 10%
Less: revenues associated with deconverted portfolios	-	($55)
Revenues excluding reimbursable items and revenues associated with deconverted portfolios	$1,537 to $1,565	$1,373	12% to 14%

NET INCOME	$254 to $259	$237	7% to 9%
Add: interest, taxes and other non-operating items	$142 to $144	$117
OPERATING INCOME	$396 to $403	$354	12% to 14%
Add: operating spin-related costs	$16	$14
Operating income, excluding spin-related expenses	$412 to $419	$368	12% to 14%
Add: depreciation and amortization	$151	$152
EBITDA – earnings before interest, taxes, depreciation and amortization, excluding spin-related costs	$563 to $570	$520	8% to 10%

NET INCOME	$254 to $259	$237	7% to 9%
Add: spin-related costs, net of tax	$10	$23
Net income, excluding spin-related expenses	$264 to $269	$260	1% to 3%

EARNINGS PER SHARE (EPS) - BASIC	$1.29 to $1.31	$1.21	7% to 9%
Add: spin-related costs, net of tax per share	$0.05	$0.11
EPS, excluding spin-related expenses	$1.34 to $1.36	$1.32	1% to 3%
Common shares outstanding	197.405	196.759

            TSYS believes the table above and the table on page 13 present meaningful information to assist investors in understanding the company’s changes in total revenues and net income from estimates in changes from 2007 to 2008 as a result of deconverted portfolios and spin-related costs as the non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results. TSYS believes the information is useful for investors because it can provide a more complete understanding of TSYS’ underlying operational performance. The non-GAAP financial percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way TSYS’ financial measures are affected by deconverted portfolios, reimbursable items and spin-related costs; and should be used in conjunction with all publicly filed financial statements and reports.

Conference Call

TSYS will host its quarterly conference call at 8:30 a.m. EDT, Tuesday, April 29, 2008. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

About TSYS

TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, debt management, healthcare, loyalty, prepaid services and debt management for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information, contact news@tsys.com.

This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS' earnings forecast for 2008, and the assumptions underlying such statements. These statements are based on the current beliefs and expectations of TSYS' management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS' ability to control or predict. These factors include, but are not limited to, one or more of the assumptions upon which TSYS' 2008 earnings forecast is based are incorrect. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS' filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

© 2008 Total System Services, Inc.® All rights reserved worldwide. Total System Services, Inc. and TSYS® are federally registered service marks of Total System Services, Inc., in the United States. n>genuity in action: n>genSM is a service mark of Total System Services, Inc., in the United States and in other countries. Total System Services, Inc., and its affiliates own a number of service marks that are registered in the United States and in other countries. All other products and company names are trademarks of their respective companies.

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